A.P. Pharma Reports Third Quarter 2009 Financial Results

REDWOOD CITY, Calif. – November 16, 2009 – A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today reported financial results for its third quarter ended September 30, 2009.

Results of Operations

A.P. Pharma’s net loss for the third quarter 2009 was $1.2 million, or $0.04 per share, compared with a $6.2 million net loss, or $0.20 per share, for the third quarter of 2008. The decreased net loss for the third quarter of 2009, as compared to the same period in 2008, was primarily due to lower research and development expenses related to APF530, largely reflecting the completion of the Phase 3 clinical trial, and recognition of income previously deferred, in connection with the termination of a license agreement for APF530 with RHEI Pharmaceuticals, N.V. (RHEI).  Additionally, expenses decreased in the third quarter of 2009 as compared to the same period in 2008, as a result of A.P. Pharma’s earlier decision to suspend, for the time being, development of its other product candidates in order to focus its resources on the submission of the new drug application (NDA) for APF530 and other cost containment initiatives undertaken by the Company.

Cash, cash equivalents and marketable securities as of September 30, 2009 were $1.6 million, compared with $10.5 million at December 31, 2008.

In October 2009, A.P. Pharma sold approximately 8 million shares of its common stock, and warrants to purchase additional stock, for gross proceeds of approximately $8.1 million. The Company believes this financing will enable the Company to fund its operations through 2010, based on expected spending levels and certain anticipated positive cash inflows.

“A.P. Pharma continues to have a productive 2009, with the U.S. Food and Drug Administration’s acceptance of our new drug application for APF530, a new licensing agreement with Merial for use of our Biochronomer™ technology, and the recent $8.1 million private placement,” said Ronald Prentki, A.P. Pharma's President and Chief Executive Officer.

“Due in part to our cost containment efforts, we have been successful in reducing operating expenses by 75% compared to the same period last year,” Mr. Prentki continued.  “With the recent financing, anticipated cash flows, and continued conservative spending, we believe the Company’s resources are sufficient to support our operations through the March 2010 PDUFA date for APF530, and the remainder of 2010.  Over the next year, we will focus the full attention of the Company on working with the FDA to secure the product’s approval and to establishing a commercialization partnership for APF530.”

Recent Developments:

–
Acceptance of the NDA for APF530 for the prevention of chemotherapy-induced nausea and vomiting (CINV) by the U.S. Food and Drug Administration (FDA).  Based on the Prescription Drug User Fee Act (PDUFA), the FDA has issued an action date of March 18, 2010.

–
Entered into a licensing and development agreement with Merial Limited for a long-acting pain management product for use with companion animals. The Company received an upfront payment and will receive on-going development funding and potential future milestones and royalties.

–	Completed an equity placement providing initial funding of approximately $8.1 million as part of a two tranche financing, which may provide up to $13.1 million in total.

–
A.P. Pharma’s common stock listing was transferred from The Nasdaq Global Market to The Nasdaq Capital Market on October 28, 2009. The Company’s securities will continue to trade on The Nasdaq Stock Market under the symbol “APPA.”

About APF530

A.P. Pharma's lead product candidate, APF530, is being developed for the prevention of both acute and delayed onset chemotherapy-induced nausea and vomiting (CINV). APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Injections and oral tablets containing granisetron are approved for the prevention of acute onset CINV, but not for delayed onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy. In September 2008, A.P. Pharma reported positive top-line results from its pivotal Phase 3 study. In this multi-center, randomized trial that enrolled 1,395 cancer patients, APF530 was shown to be equally as effective as (statistically non-inferior to) palonosetron (Aloxi®) in the prevention of both acute onset and delayed onset CINV. The new drug application (NDA) for APF530 was submitted in May 2009 and the U.S. Food and Drug Administration (FDA) set a Prescription Drug User Fee Act (PDUFA) date of March 18, 2010. Palonosetron is the only injectable 5-HT3 antagonist FDA-approved for the prevention of delayed onset CINV. APF530 was also generally well-tolerated in this study.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product candidate, APF530, for the prevention of chemotherapy-induced nausea and vomiting. The NDA for APF530 was submitted in May 2009 and the FDA set a PDUFA date of March 18, 2010. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company's web site at www.appharma.com.

(Financial tables follow)

A.P. PHARMA, INC.
Results of Operations Highlights
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Contract Revenues	1,117	64	1,139	348

Operating Expenses:
Research & Development	1,418	5,069	6,376	16,747
General & Administrative	912	1,272	2,905	3,215

Total Operating Expenses	2,330	6,341	9,281	19,962

Operating Loss	(1,213)	(6,277)	(8,142)	(19,614)

Interest Income (Expense), Net	(1)	111	26	547

Other Income , Net	-	1	1	8

Loss from Continuing Operations	(1,214)	(6,165)	(8,115)	(19,059)

Loss from Discontinued Operations	-	(40)	-	(120)

Net Loss	$(1,214)	$(6,205)	$(8,115)	$(19,179)

Basic and Diluted Net Loss Per Share:
Loss from Continuing Operations	$(0.04)	$(0.20)	$(0.26)	$(0.62)

Net Loss	$(0.04)	$(0.20)	$(0.26)	$(0.62)

Shares Used to Compute Basic & Diluted
Net Loss Per Share	31,234	30,819	31,041	30,806

A.P. PHARMA, INC.
Balance Sheet Highlights
(in thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)	(1)
Assets

Cash, Cash Equivalents and Marketable Securities	$1,608	$10,538
Accounts Receivable, Net	486	32
Other Current Assets	219	246

Total Current Assets	2,313	10,816

Property and Equipment, Net	596	881
Other Long-Term Assets	128	103
Total Assets	$3,037	$11,800

Liabilities and Stockholders' Equity

Total Liabilities	$2,555	$4,202
Stockholders' Equity	482	7,598

Total Liabilities and Stockholders' Equity	$3,037	$11,800

(1) Derived from our audited financial statements for the year ended December 31, 2008 included in the
Company's 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564